Exhibit 10.1

PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT made effective as of April 11, 2002.

BETWEEN:

LORNE B. WARREN, of Box 662, Smithers, British Columbia V0J 2N0

(the "Vendor")

OF THE FIRST PART

AND:

BARNABUS ENTERPRISES LTD., a Nevada Corporation having its registered office at 699 Sierra Rose Drive, Suite B, Reno, Nevada NV 89511

(the "Purchaser")

OF THE SECOND PART

WHEREAS:

A.   The Vendor wishes to sell and the Purchaser wishes to purchase the Claims on the terms hereinafter provided;

B.   The Vendor is the beneficial owner of a 100% undivided interest in certain mineral properties described in Schedule "A" attached hereto (the "Claims");

C.   The Claims will be registered in the names of Victoria Chen and Kerry Nagy, who are directors and officers of the Purchaser, as trustees holding the Claims on behalf of the Purchaser;

D.   The Vendor shall retain a 3% Net Smelter Return Royalty.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained the parties hereto covenant, agree, represent and promise each with the other as follows:

1.   The Vendor agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Vendor the Claims, subject to the terms and conditions of this Agreement.

2.   In consideration of and for the sale of the Claims, the Purchaser shall pay the sum of US$3,500, which amount has been paid.

3.   The Vendor agrees to grant, assign, convey and transfer unto the Purchaser all its right, title and interest in and to the Claims by good, proper and sufficient conveyance to the Purchaser, its successors or assigns, to and for its and their sole and only benefit and use forever, subject only to such mining laws relating to the Claims in force from time to time within the Province of British Columbia.

4.   The Vendor and the Purchaser agree that the Vendor shall retain and be entitled to a 3% Net Smelter Return Royalty as particularly described in Schedule "B" attached hereto.

5.   The Purchaser shall keep the Claims free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Purchaser) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and, where possible, by filing all assessment work done on the Claims and payment of all taxes required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard.

6.   The parties further agree that the Claims shall be registered under the names of Victoria Chen and Kerry Nagy each having a 50% undivided intererst in the Claims, and holding the Claims as trustees on behalf of the Purchaser.

7.   The Purchaser intends to expend US$100,000 for exploration and development of the Claims on or before December 31, 2003, and failure to do so will require the Purchaser to transfer to the Vendor, all registered and beneficial ownership of the Claims, and the Purchaser further agrees to execute and deliver such deeds, bills of sale and other assurances as may be required to transfer such registered and benefical ownership of the Claims to the Vendor.

8.   The Vendor warrants and represents that:

   (a)   he has full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated hereby, and the Vendor has the sole right to convey his interest in the Claims to the Purchaser notwithstanding any prior act;

   (b)   he is the beneficial owner of an undivided 100% interest in the Claims, the Claims are free and clear of all liens, charges and encumbrances, and the Purchaser shall have quiet possession of the Claims;

   (c)   he has complied with all laws in effect in the jurisdiction in which the Claims are located with respect to the Claims and such Claims have been duly and properly recorded in accordance with such laws, and the Purchaser may enter in, under or upon the Claims for all purposes of this Agreement without accounting to or obtaining the permission of, any other person;

   (d)   there is no adverse claim or challenge against or to the ownership of or title to the Claims, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Claims or any portion thereof; and

   (e)   there are no legal, governmental, regulatory or administrative proceedings or claims pending or threatened in any way relating to or in respect of the Claims.

9.   The Purchaser warrants and represents that it is a body corporate which is duly incorporated, validly existing and is in good standing with respect to the filing of annual reports under the laws of the State of Nevada with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated hereby.

10.   The representations and warranties of the Vendor and the Purchaser contained in this Agreement shall survive the completion of this transaction contemplated hereby for a period of one year from the date of this Agreement.

11.   Each of the parties shall be liable for and shall and does hereby indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

12.   The parties hereto agree to execute such further documents and deeds and to give such assurances as may be necessary to fully implement this Agreement.

13.   This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.

14.   No party hereto shall assign its rights or obligations hereunder without the prior written consent of the other party.

15.   This Agreement contains the whole agreement between the parties and there are no warranties, representations, terms, conditions, or collateral agreements, whether express, implied or otherwise, other than as expressly set forth in this Agreement.

16.   The invalidity of any particular provision of this Agreement shall not affect any other provision herein, and in such event, this Agreement shall be construed as if such invalid provision was omitted.

17.   Words of the singular number and masculine gender shall include words of the plural number, feminine or neuter genders, or firms and corporations, and vice versa.

18.   This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

19.   This Agreement may be executed in counterpart and may be evidenced by a fascimile copy thereof and all such counterpart executions or facsimile copies shall constitute one document.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of and from the day and year first above written.
SIGNED, SEALED and DELIVERED by LORNE B. WARREN in the presence of: /s/ illegable Signature 541 Hermosa Address North Vancouver, BC Prospector Occupation	) ) ) ) ) ) ) /s/ Lorne B. Warren ) LORNE B. WARREN ) ) ) ) )

BARNABUS ENTERPRISES LTD.

per: /s/ Victoria Chen

SCHEDULE "A"

Description of Claims

Tenure Number	Claim Name	Map #	Mining Division	Units	Expiry Date
385784	Mount	094E13E	9 Liard	12	April 21, 2003

SCHEDULE "B"

To that Property Purchase Agreement dated April 11, 2002,
between LORNE WARREN ("Warren"), and BARNABUS ENTERPRISES LTD. ("Barnabus")

DEFINITION OF NET SMELTER RETURN ROYALTY

1.     The parties acknowledge and agree that the Claims are subject to a royalty or charge in the amount of three percent (3.0%) of net smelter returns in favour of Warren or any of its respective assignees or successors (the "Net Smelter Return").

2.      Barnabus may at any time purchase up to an aggregate sixty percent (60%) interest in the Net Smelter Return from Warren or his respective assignees or successors for the sum of $1,000,000 for each thirty percent (30%) interest in and to the Net Smelter Return. Unless otherwise expressly agreed in writing, any interest in the Net Smelter Return purchased by Barnabus may only be purchased in increments of 30% as set out above.

3.      For the purposes of this Agreement and the payment of the Net Smelter Return, net smelter returns shall mean the actual proceeds received by Warren or any of his respective assignees or successors in interest to the Claims from any mint, smelter, refinery or other purchaser from the sale of concentrates, metals (including bullion) or products from the Claims and sold, after deducting from such proceeds the following charges levied by third parties to the extent that they are not deducted by the purchaser in computing payment:

a)     assay costs and umpire assay costs charged by any mint, smelter, refinery or other purchaser;

b)     smelting and refining charges, penalties, and the cost of transportation and handling of such concentrates, metals (including bullion) or products from the Claims to any mint, smelter, refinery or other purchaser; and

c)     related insurance on such concentrates, metals (including bullion) or products from the Claims.

4.     Any Net Smelter Return due and payable to Warren hereunder shall be paid within thirty (30) days after receipt of the said actual proceeds by Barnabus and shall be accompanied by a statement indicating the settlement payment calculations.

5.     Within ninety (90) days after the end of each fiscal year of Barnabus during which the Claims was in Commercial Production, the records relating to the calculation of Net Smelter Returns during the fiscal year shall be delivered to Warren who shall have sixty (60) days after receipt of such statements to questions in writing their accuracy and, failing such question, the statements shall be deemed correct.

6.     Warren or his representative duly appointed in writing shall have the right at all reasonable times, upon written/request, to inspect such books and financial records of Barnabus as are relevant to the determination of Net Smelter Returns and at its own expense, to make copies thereof.

7.     Any insurance payments received by Barnabus related to the loss, destruction or theft of concentrates, metals (including bullion) or products from the Claims shall be deemed to be Net Smelter Returns.